EXHIBIT 99.1

             Cardiac Science Comments on 2004 Third Quarter Revenues

      IRVINE, Calif., Oct. 14 /PRNewswire-FirstCall/ -- Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs) and provider of comprehensive AED/CPR training services, today announced that revenue for the third quarter ended September 30, 2004 will be in the range of $14.5 to $14.6 million. The shortfall in revenue from previously provided guidance was principally due to sales cycles in the U.S. corporate and government market, which continue to be longer than anticipated and difficult to predict, increased competition in the municipal market, as well as $500,000 in backorders related primarily to a higher than expected mix of the recently introduced Powerheart G3 Automatic.

      Cardiac Science Chairman and CEO Raymond W. Cohen said, "Although sales in the U.S. market were lower than expected, we continue to make solid progress in our core corporate and government workplace markets, as evidenced by large orders we received in the third quarter from Amtrak, Jones Day Reavis and Pogue and others. Our domestic pipeline is strong and we believe that the timing of certain large orders in the U.S., combined with a new $3 million order from our OEM partner in Japan and the previously announced $3 million U.K. government order, will result in a strong fourth quarter, with revenue expected to range between $18 and $20 million."

      Cardiac Science plans to release its third quarter financial results for the period ended September 30, 2004 and provide guidance for the fourth quarter at 1:30 a.m. (Eastern) on October 27, 2004 and to host a conference call to be broadcast live on the Internet at 11:30 a.m. (Eastern) that same day.

      About Cardiac Science

      Cardiac Science develops, manufactures and markets Powerheart(R)-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training services that facilitate successful deployments. The company also makes the Powerheart(R) CRM(TM), the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies. For more information, please visit www.cardiacscience.com.

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words "estimate," "potential," "intended," "expect," "anticipate," "believe," and other similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and other expected financial results. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the company's Form 10-K for the year ending December 31, 2003, subsequent quarterly filings, and other documents filed by the company with the Securities and Exchange Commission.

      For further information, please contact: Investors, Matt Clawson, matt@allencaron.com, or Media, Len Hall, len@allencaron.com, both of Allen & Caron Inc, +1-949-474-4300, for Cardiac Science, Inc.; or Roderick de Greef, Chief Financial Officer of Cardiac Science, Inc., +1-949-797-3800, rdegreef@cardiacscience.com.